                                                                   EXHIBIT 10.13


                               SUBLEASE AGREEMENT

         This Sublease Agreement ("Sublease") is made this 11th day of July, 1997, by and between Global Associates, Ltd., a Virginia corporation ("Landlord") and Norris Communications, Inc., a Delaware corporation, and American Technology Corporation, a Delaware corporation (collectively the "Tenant").

                                    RECITALS

         A. Landlord, as tenant, has leased the premises (the "Prime Lease Premises") located at 13112 Evening Creek Drive, South, San Diego, California 92128, from Bedford Property Investors, Inc. (the "Prime Landlord," such Prime Landlord being the successor-in-interest to Scientific-Atlanta, Inc., a Georgia corporation and the original landlord under the Prime Lease (as hereinafter defined)), by lease agreement dated August 14, 1996, as amended by amendment dated October 23, 1996, and amendment dated January 24, 1997 (collectively the "Prime Lease," a copy of which is attached hereto and by this reference made a part hereof as Exhibit A), as the Prime Lease Premises are more particularly described in the Prime Lease; and

         B. Landlord has agreed to sublet to Tenant and Tenant has agreed to sublet from Landlord a portion of the Prime Lease Premises, deemed and agreed to comprise approximately 12,925 rentable square feet (the "Premises") in the building (the "Building") comprising a part of the Prime Lease Premises, as such Premises are outlined and shown on Exhibit B attached hereto and by this reference made a part hereof.

         NOW THEREFORE, Landlord and Tenant, in consideration of the mutual covenants herein contained and each with intent to be legally bound, for themselves and respective successors and assigns, hereby agree as follows:

1.       INCORPORATION OF RECITALS

         The above recitals are by this reference incorporated as if fully restated herein.

2.       SUBLEASE

         Landlord hereby subleases the Premises to Tenant and Tenant hereby subleases the Premises from Landlord, on the terms and conditions contained in this Sublease. Landlord shall be entitled, prior to the Commencement Date (as hereinafter defined), to remove any or all of its fixtures, equipment and other personal property located ar the Premises, except that Landlord shall leave, and hereby grants to Tenant a license to use, during the term of this Sublease, the furniture and equipment of Landlord identified in Exhibit C attached hereto and by this reference made a part hereof. Tenant hereby accepts the existing "as is" condition of such furniture and equipment. Tenant represents that it has inspected the Premises and the Prime Lease Premises and has found the same in satisfactory condition, subject to the completion of the pre-occupancy tenant improvements specified in Exhibit B attached hereto and made a part hereof.

3.       TERM

         (A) The term of this Sublease shall commence on that date (the "Commencement Date") which is the later to occur of (i) July 14, 1997 (the "Target Date"), or (ii) the date Landlord shall have substantially completed the improvements specified in Exhibit B and notified Tenant that the Premises are ready for delivery. Landlord and Tenant agree that if, for any reason, the Commencement Date shall not have occurred by the Target Date, Landlord shall use reasonable efforts to deliver the Premises to Tenant as soon as reasonably practicable thereafter. In the event that Landlord has not delivered the Premises to Tenant on or before August 1, 1997, Tenant shall have the right to terminate this Sublease by written notice to Landlord, and in such event this Sublease shall terminate as of the date upon which Landlord receives Tenant's notice, Landlord shall promptly return any monies advanced to Landlord by Tenant, and neither party shall have any obligation to the other accruing thereafter.

         (B) The term of this Sublease shall expire at the close of business on July 31, 2000, unless sooner terminated pursuant to the provisions of this Sublease, applicable law or as a result of the termination of the Prime Lease (collectively the "Expiration Date").

         (C) At the request of Landlord, Tenant shall execute and deliver to Landlord written confirmation of the Commencement Date established pursuant to this section of the Sublease.

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

14.       RENT

         (A) Tenant covenants and agrees to pay to Landlord an annual base rent (the "Base Rent") in equal monthly installments, each in advance on the first day of each calendar month during the term of this Sublease in accordance with the following schedule:

                                       Annual Rate
                                   Per Square Foot of
         Time Period             Premises Rentable Area          Annual Base Rent            Monthly Base Rent
         -----------             ----------------------          ----------------            -----------------
From August 1, 1997 through              $12.84                    $165,957.00                  $13,829.75
July 31, 1998
From August 1, 1998 through              $13.44                    $173,712.00                  $14,476.00
July 31, 1999
From August 1, 1999 through              $14.04                    $181,467.00                  $15,122.25
July 31, 2000

The installment of Base Rent for the first full calendar month of the term of this Sublease shall be paid by Tenant at the time of execution and delivery of this Sublease. Landlord hereby agrees to abate and forgive the payment of Base Rent for the period from the Commencement Date through July 31, 1997.

         (B) Tenant shall pay Base Rent and all other amounts due from Tenant to Landlord pursuant to this Sublease (all such other amounts collectively called "Additional Rent"), at such place as Landlord may designate in writing from time to time, by good check, in lawful money of the United States of America, without demand and without any deduction, setoff or abatement. Landlord shall have the same rights and remedies with respect to the nonpayment of Additional Rent as with respect to the nonpayment of Base Rent.

5.       SECURITY DEPOSIT

         Upon the execution of this Sublease, Tenant shall deposit with Landlord the sum of Thirteen Thousand Eight Hundred Twenty-Nine and 75/100 Dollars ($13,829.75) as security for the full and faithful performance of every portion of this Sublease to be performed by Tenant. If Tenant shall default with respect to any provision of this Sublease, Landlord may use or apply such portion of this security deposit as shall reasonably be required to remedy such default. If any portion of said deposit is so used or applied, Tenant shall, as Additional Rent, within ten (10) days after demand therefor, deposit funds with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant's failure to do so shall be a breach of this Sublease. Landlord shall not be required to keep such security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant within thirty (30) days after the expiration of this Sublease.

6.       REPAIRS AND MAINTENANCE OF THE PREMISES

         (A) Except as provided below in Paragraph 6(B) or otherwise in this Sublease, any repair and maintenance obligations with respect to the Premises which are caused solely by ordinary wear and tear and which are the responsibility of the Landlord, as tenant under the Prime Lease, shall be performed by Landlord, at Landlord's sole cost and expense. Tenant shall promptly notify Landlord of the need for any such repair or maintenance.

         (B) Notwithstanding the foregoing provisions of Paragraph 6(A), any repair or maintenance with respect to the Premises or the Building caused by the negligence, act or omission of Tenant, its employees, agents, contractors, subtenants, licensees or invitees shall be made by Landlord at Tenant's sole cost and expense, which amounts shall be payable by Tenant as Additional Rent within ten (10) days after demand therefor. Tenant shall promptly notify Landlord of the need for any such repair or maintenance.

7.       TENANT'S USE

         (A) Tenant shall use and occupy the Premises for general office, research and development, and manufacturing purposes only, consistent with Landlord's use of the Prime Lease Premises, and for no other purpose.

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         (B) Tenant shall comply with all covenants, conditions and restrictions governing the Prime Lease Premises and all Federal, State and local laws, ordinances, rules and regulations and the requirements of any Board of Fire Insurance Underwriters, applicable to Tenant's use of the Premises.

         (C) Tenant shall keep the interior of the Premises and all furniture, equipment and fixtures therein in good order and condition and, on the Expiration Date, shall remove all personal property, fixtures, equipment and supplies which Tenant has placed in or about the Premises and any alterations, additions or improvements which Landlord shall request Tenant to remove. Any damage caused to the Premises by such removal shall be repaired by Landlord, or by Tenant with Landlord's approval, at Tenant's sole expense. The furniture and equipment of Landlord listed in Exhibit C and to be used by Tenant during the term of this Sublease shall remain in the Premises and be surrendered by Tenant on the Expiration Date in good condition and repair.

         (D) Tenant shall not, by its acts or omissions, cause any increase in the premium for fire or other insurance covering the Prime Lease Premises or the termination of any such insurance.

         (E)      Tenant shall not commit waste on or to the Premises.

         (F) Tenant shall not use the Premises for any unlawful or immoral use.

         (G) Tenant shall comply with all of the environmental covenants, requirements and obligations of Landlord as tenant under the Prime Lease, upon the terms and conditions set forth in Article 4 (or in any other article or section) of the Prime Lease.

8.       ALTERATIONS

         (A) Landlord shall perform the pre-occupancy tenant work, improvements, installations and alterations as shown on Exhibit B attached hereto and as specified on those certain drawings filed with and approved by the City of San Diego, California, Plan File Number A103953-97 entitled "Signal Processing Systems." Landlord shall perform such pre-occupancy tenant work and improvements at its sole cost and expense, except as otherwise provided below in Paragraph
(B).

         (B) Tenant shall reimburse Landlord for the costs incurred by Landlord to perform certain pre-occupancy tenant work and improvements requested by Tenant and performed by Landlord at Tenant's sole cost and expense, including all those improvements to performed in and to Rooms 17, 19, 20, 22 and 24, as such rooms are identified on Exhibit B attached hereto. Landlord and Tenant hereby agree that the amount to be paid by Tenant to Landlord to reimburse it for such costs is $21,407.08, together with such additional costs as Landlord may incur because of change orders or other modifications requested by Tenant and approved the Landlord. Such amount shall be payable as follows: $10,000.00 shall be paid by Tenant to Landlord upon Tenant's execution and delivery of this Sublease. The remaining $11,407.08 shall be paid in six (6) equal installments of $1,901.18 each. The first such installment shall be paid to Landlord on August 1, 1997, and such payments shall continue to be made on the first day of each next succeeding calendar month until paid in full.

         (C) Tenant shall not make any alterations, improvements or installations (collectively, "Alterations") in or to the Premises without Landlord's prior written consent which shall not be unreasonably withheld. All Alterations shall be subject to the approval of Prime Landlord and the terms and conditions of the Prime Lease. Any Alterations consented to by Landlord shall be performed at the sole cost and expense of Tenant, by contractors approved in advance by Landlord and Prime Landlord, but shall become the property of Landlord (subject to the terms of the Prime Lease and this Sublease). Landlord may condition its approval to any Alterations on the removal of the same on the Expiration Date, and restoration of any damage caused by installation and removal.

9.       ASSIGNMENT AND SUBLETTING

         (A) Tenant shall not (i) assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Sublease, (ii) sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises, (iii) suffer or permit this Sublease or the leasehold estate hereby created or any other rights arising under this Sublease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or (iv) permit the use or occupancy of the Premises by anyone other than Tenant, or the Premises to be offered or advertised for assignment or subletting, without Landlord's prior written consent which shall not be unreasonably withheld provided that Prime Landlord's consent has been granted.

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         (B) For purposes of this Section 9, an assignment of this Sublease shall be deemed to include any change in control of Tenant or any transaction pursuant to which Tenant is merged or consolidated with another entity or pursuant to which all or substantially all of Tenant's assets are transferred to any other entity. For purposes hereof, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable person or entity, whether through the ownership of voting securities, partnership or beneficial interests, by contract or otherwise.

         (C) If this Sublease is assigned or if the Premises or any part thereof are sublet (or occupied by anybody other than Tenant and its employees) Landlord, after default by Tenant hereunder, may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section 9, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Sublease.

         (D) No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord's written approval in the case of any other subletting or assignment. No assignment, subletting or occupancy shall affect uses permitted hereunder. Any subletting, assignment or other transfer of Tenant's interest in this Lease in contravention of this Section shall be voidable at Landlord's option.

         (E) If the rent and other sums (including, without limitation, the reasonable value of any services performed by any assignee or subtenant in consideration of such assignment or sublease), net of reasonable expenses such as brokerage commissions, tenant improvements and rental abatements, either initially or over the term of any assignment or sublease, payable by such assignee or subtenant on account of an assignment of sublease of all or any portion of the Premises exceed the sum of Rent plus Additional Rent called for hereunder with respect to the space assigned or sublet, Tenant shall pay to Landlord as Additional Rent one hundred percent (100%) of such excess payable monthly at the time for payment of Rent. Nothing in this paragraph shall be deemed to abrogate the provisions of this Section and Landlord's acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

10.      TENANT'S EQUIPMENT

         (A) Tenant will not install or operate in the Premises any electrically operated equipment or other machinery except that listed in Exhibit D attached hereto and by this reference made a part hereof, without first obtaining the prior written consent of Landlord, who may condition such consent upon payment by Tenant of Additional Rent as compensation for additional consumption of electricity and/or other utility services. Such Additional Rent shall be in addition to Tenant's obligations to pay its Base Rent.

         (B) If any or all of Tenant's equipment and machinery in the Premises (except for the equipment and machinery listed in Exhibit D) requires electricity consumption in excess of the capacity of the electrical system in and serving the Premises, then subject to the approval of Prime Landlord, all additional transformers, distribution panels and wiring that may be required to provide the amount of electricity required for Tenant's equipment shall be installed by Landlord at the cost and expense of Tenant. If Tenant's equipment and machinery or any item thereof (including without limitation the equipment and machinery listed in Exhibit D) is to be consistently operated beyond the normal Building hours of 8:00 a.m. to 5:00 p.m., Monday through Friday (as such consumption is determined by Landlord in its reasonable discretion), Landlord may install at its option (i) a separate electric meter for the Premises at Tenant's sole cost and expense, or (ii) a separate meter for the specific equipment that is causing Tenant's excessive consumption of electricity at Tenant's sole cost and expense. In the event Landlord installs a separate meter for the Premises, Tenant shall then pay the cost of electricity it consumes as recorded by such meter directly to the electric company. In the event Landlord separately meters the specific equipment, Tenant shall be billed periodically by Landlord based upon such consumption.

         (C) Tenant shall not install any equipment or machinery of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air-conditioning system, or electrical system of the Premises or the Building without first obtaining the prior written consent of Landlord and Prime Landlord. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building shall be installed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate such noise and vibration.


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

         (D) Landlord shall have the right to prescribe the weight and position of all heavy equipment, machinery and fixtures which Tenant intends to install or locate within the Premises. Tenant shall obtain Landlord's and Prime Landlord's prior review and approval before installing or locating heavy equipment and fixtures in the Premises, and if installation or location of such equipment or fixtures, in Landlord's opinion, requires structural modifications or reinforcement of any portion of the Premises or the Building, Tenant agrees to reimburse Landlord, as additional rent, for any and all costs incurred by Landlord to make such required modifications or reinforcements, and such modifications or reinforcements shall be completed prior to Tenant installing or locating such equipment or fixtures in the Premises. Tenant shall reimburse Landlord within thirty (30) days of receipt of any statement setting forth those costs.

11.      SERVICES, UTILITIES AND REAL ESTATE TAXES

         (A) Landlord shall provide the following utilities and services, which are included in the payment of Base Rent:

                  (1)      Hot and cold water to the wet stacks of the Building.

                  (2) Cleaning services as specified in Exhibit E, Monday through Friday of each week, except on the holidays listed in subparagraph (iii) below.

                  (3) Heat and air-conditioning to the Premises in season, Monday through Friday from 8:00 a.m. to 5:00 p.m., except for the following holidays: New Year's Day, Presidents' Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and the Friday immediately following Thanksgiving Day, and Christmas Day, and any other national holiday promulgated by a Presidential Executive Order or Congressional Act. Landlord may agree to provide heat and air-conditioning at times in addition to those specified in the preceding sentence at Tenant's expense as Additional Rent, provided Tenant gives Landlord prior reasonable written notice requesting such after-hours service. Landlord reserves the right to charge Tenant for said after-hours services at a reasonable rate as determined by Landlord from time to time.

                  (4) A card-entry or other controlled-access system to the Premises.

                  (5) Electricity and electrical facilities to furnish commercially reasonable amounts of electricity for equipment and machinery of Tenant installed pursuant to Section 10 of this Sublease.

         (B) In the event any public utility supplying energy requires, or government law, regulation, executive or administrative order results in a requirement, that Landlord or Tenant must reduce, or maintain at a certain level, the consumption of electricity for the Premises or Building, which affects the heating, air-conditioning, lighting, or hours of operation of the Premises or Building, Landlord and Tenant shall each adhere to and abide by said laws, regulations or executive orders without any reduction in Base Rent.

         (C) Landlord's inability to furnish, to any extent or for any reason, these defined services, or any interruption or cessation thereof, shall not render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of any portion of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any of the Building equipment or machinery cease to function properly for any cause, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no claim for damages or for a rebate of any portion of rent on account of any interruptions in any services occasioned thereby or resulting therefrom.

         (D) Tenant shall have no obligation to pay any part of the real estate taxes or operating expenses relating to the Premises or Prime Lease Premises, except as otherwise expressly provided in this Sublease.

12.      INSURANCE

         Tenant shall comply with all of the insurance requirements and obligations of Landlord, as tenant under the Prime Lease, upon the terms and conditions set forth in Article 10 (or in any other article or section) of the Prime Lease.

13.      TENANT'S INDEMNITY

         Tenant shall save Landlord and Prime Landlord harmless, and shall exonerate and indemnify Landlord and Prime Landlord from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or about the Premises and the Prime Lease Premises arising out of the use or occupancy of the Premises by Tenant or by any person

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claiming by, through or under Tenant (including, without limitation, all subtenants, invitees, agents, contractors, patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on or occurring in or about the Premises or Prime Lease Premises, except that Landlord shall not be indemnified to the extent of any damage caused by Landlord's gross negligence or willful misconduct. In respect of all of the foregoing, Tenant shall indemnify Landlord and Prime Landlord from and against all costs, expenses (including reasonable attorneys' fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon.

14.      PARKING

         Landlord shall provide to Tenant up to fifty-two (52) unreserved parking spaces in the parking lot serving the Prime Lease Premises. Landlord and Tenant shall mutually agree upon the location of such parking spaces. Tenant shall not use, and shall not permit its employees, subtenants, visitors and invitees to use, more than the fifty-two (52) parking spaces allocated to Lessee for use by its employees, visitors, customers and invitees.

15.      SIGNAGE

         Subject to the consent of Prime Landlord and any covenants, conditions, restrictions and regulations governing such signage, Landlord shall provide to Tenant, at Tenant's expense, the following signage:

         (A) Suite entry signage on the door of the Premises; and

         (B) Monument signage on the lawn of the Prime Lease Premises.

The design, size, style and location of such signage shall be subject to the approval of Landlord and Prime Landlord, and should Prime Landlord disapprove or withhold its consent to any such signage, or should any covenant, condition, restriction or regulation prohibit any such signage, Landlord shall have no further obligation to provide such signage to Tenant. Tenant shall pay to Landlord as Additional Rent all design, purchase, installation, maintenance, repair and removal costs incurred by Landlord in connection with such signage.

16.      TENANT'S OBLIGATIONS UPON TERMINATION OF THIS SUBLEASE

         Tenant shall keep the Premises in good order and condition and, at the expiration or sooner termination of this Sublease, shall surrender and deliver up the same, broom clean and in good order and condition, as otherwise required by this Sublease and by the Prime Lease, ordinary wear and tear and damage by fire and other casualty excepted (unless the same results from the act of Tenant or its subtenants, agents, contractors or employees). Tenant shall repair any damage to the Premises or the Prime Lease Premises caused by removal of any property by or on behalf of Tenant. Any of Tenant's or its subtenant's personal property, fixtures or equipment which shall remain in the Premises after the expiration or sooner termination of this Sublease shall be deemed conclusively to have been abandoned and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant's sole cost and expense.

17.      BROKERS

         Each of Landlord and Tenant represents that it has dealt only with Cushman & Wakefield of California, Inc. (in the case of Landlord) and no one (in the case of Tenant) and with no other brokers. Landlord shall be responsible for any commission or fee due or owing to said broker(s) under a separate agreement. Each party shall indemnify and hold harmless the other from and against any and all claims of any other broker claiming to have dealt with such party.

18.      DEFAULTS

         (A)      Each of the following shall be a "Default of Tenant":

                  (1) Tenant shall fail to make any payment of Rent, Additional Rent or any other payment Tenant is required to make when such payment is due and such failure shall continue for five (5) days after notice from Landlord to Tenant.

                  (2) Tenant shall fail to perform any other obligation of Tenant pursuant to this Sublease (either directly or derivatively pursuant to obligations arising under the Prime Lease) and such failure shall continue for ten (10) days after notice from Landlord; provided, if such failure cannot be cured solely by the payment of money and more than ten (10) days are reasonably required for its cure, a Default of Tenant shall not be deemed to have occurred if


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Tenant shall commence such cure within said ten (10) day period and thereafter diligently prosecute such cure to completion.

                  (3) Tenant or any guarantor of Tenant shall (u) file a voluntary petition in bankruptcy or insolvency, or (v) be adjudicated bankrupt or insolvent, or (w) take any action seeking or consenting to or acquiescing in a reorganization arrangement, composition, liquidation, dissolution, appointment of a trustee or receiver or liquidator or similar relief under any federal or state bankruptcy or other law or (x) make an assignment for the benefit of creditors, or (y) dissolve or liquidate or adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation, or (z) fail to discharge, within thirty (30) days, any proceeding brought against Tenant seeking the relief described in clause (w) above.

                  (4) Tenant's leasehold interest shall be taken on execution.

                  (5) A custodian or similar agent is authorized or appointed to take charge of all or substantially all of the assets of Tenant or any guarantor or Tenant.

                  (6) An order is entered in any proceeding by or against Tenant or any guarantor of Tenant decreeing or permitting the dissolution of Tenant or any guarantor of Tenant or the winding up of its affairs.

19.      REMEDIES

         (A) In the event of a Default of Tenant, Landlord (by and through its agents, if and as appropriate) shall have the power and right:

                  (1) To enforce any remedies generally available at law or in equity to a landlord on account of a default by a tenant.

                  (2) To obtain injunctive relief against any continuing Default of Tenant.

                  (3) To maintain this Sublease in effect and collect the Rent, Additional Rent and any other payments due from Tenant to Landlord.

                  (4) In addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with or without process of law (forcibly, if necessary) to enter into and upon the Premises or any part thereof or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass or wrongful eviction, and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant's effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

         (B) In the event of any termination pursuant to Section 17(A), Tenant shall pay the Rent, Additional Rent and other charges payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the term of this Sublease in the absence of such termination, less the net proceeds, if any, of any reletting of the Premises, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Rent would have been payable hereunder if this Sublease had not been terminated.

         (C) At any time after such termination, whether or not Landlord shall have collected any such current damages, Land lord may elect to collect as liquidated final damages and in lieu of all such current damages beyond the date of such demand an amount equal to the excess, if any of the Rent, Additional Rent and other charges as hereinbefore provided which would be payable hereunder from the date of such demand would be the same as payments required for the immediately preceding twelve calendar months (or if less than twelve calendar months have expired since the Commencement Date, the payments required for such lesser period projected to an annual amount) for what would be the then unexpired term of this Sublease if the same remained in effect, over the then fair net rental value of the Premises for the same period. Nothing contained in this Sublease shall, however, limit or prejudice the right of

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

Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Sublease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

         (D) In case of any Default by Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term of this Sublease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and
(ii) may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting.

         (E) To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption or of limitation or exemption from liability or stays or other rights that contravene the rights granted to Landlord hereunder or under any present of future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Sublease. Any and all rights and remedies which Landlord may have under this Sublease, and at law and equity (including without limitation) actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages, for Tenant's failure to comply with its obligations under the Sublease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

         (F) At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Sublease (irrespective of whether the same shall have ripened into a Default of Tenant), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate equal to the lesser of 5% over the then applicable Wall Street Journal Prime Rate (U.S. money center commercial banks) (the "Prime Rate"), or the maximum rate permitted by law.

         (G) The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Sublease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect on an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Sublease shall not be deemed to have been a waiver of such breach by Landlord unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

         (H) No acceptance by Landlord of a lesser sum than the Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Sublease provided.

20.      SUBORDINATION TO THE PRIME LEASE

         (A) In addition to Tenant's obligations under this Sublease and to the extent not inconsistent with this Sublease, Tenant shall observe and perform all of the terms, covenants and conditions of the Prime Lease which Landlord, as tenant under the Prime Lease, is obligated to observe and perform with respect to the Premises, to the same extent as if such terms, covenant and conditions of the Prime Lease were set forth at length in this Sublease but incorporating such provisions herein shall not obligate Landlord or be construed as causing Landlord to assume or agree to perform any obligations assumed by the Prime Landlord under the Prime Lease. Tenant shall not do, omit to do or permit to be done or omitted any act in or related to the Premises which could constitute a breach or default under the terms of the Prime Lease or result in the termination of the Prime Lease by the Prime Landlord, and Tenant hereby indemnifies and holds harmless Landlord for any claims, losses or damages resulting from or suffered by Landlord as a result of Tenant's breach of the foregoing covenant.



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

         (B) Notwithstanding the foregoing, Tenant shall have no option to renew or extend the term of this Sublease or right of first negotiation to lease additional premises in the Building.

21.      LIMITATIONS ON LANDLORD'S LIABILITY

         (A) If Landlord assigns its leasehold estate in the Prime Lease Premises, Landlord shall be released of its obligations hereunder and shall have no further obligation to Tenant arising thereafter. Tenant shall then recognize and attorn to Landlord's assignee as Landlord of this Sublease. The Landlord, upon serious contemplation of a lease assignment, agrees to promptly notify Tenant and to keep Tenant informed in that regard.

         (B) Except as otherwise expressly stated herein, Landlord shall not be required to perform any of the covenants and obligations of the Prime Landlord under the Prime Lease. If the Prime Landlord shall default in the performance of any of its obligations under the Prime Lease or breach any provision of the Prime Lease pertaining to the Premises, such default shall not constitute an actual or constructive eviction nor result in any offset, abatement or deduction against the Base Rent, Additional Rent or other charges due under this Sublease. In any such event, Tenant shall promptly notify Landlord of Prime Landlord's breach, and Landlord shall make a demand upon Prime Landlord. If this demand does not result in a satisfactory response, Landlord may elect to institute an action or proceeding, in accordance with and not contrary to any provision of the Prime Lease, against the Prime Landlord under the Prime Lease for the enforcement of the Prime Landlord's obligations thereunder.

         (C) In no event shall Landlord be liable to Tenant for any indirect or consequential damages.

22.      FIRE, CASUALTY AND EMINENT DOMAIN

         In the event of a fire, casualty or taking that affects the Premises but does not result in termination of the Prime Lease, the rent hereunder shall be abated to the extent that the rent payable by Landlord under the Prime Lease with respect to the Premises shall be abated. The provisions of this Section 20 shall be considered an express agreement governing any cause of damage or destruction to the Premises by fire or other casualty, and no local or state statute, law, rule or regulation, now or hereafter in effect, providing for such a contingency shall have any application in such case, to the extent permitted by law.

23.      LANDLORD ACCESS

         Landlord and Landlord's agents, contractors and employees shall have the right to enter onto the Premises at reasonable times, from time to time, upon reasonable notice to Tenant (which notice may be oral and shall not be required in the event of emergency) to ascertain whether Tenant is in compliance with the provisions of this Sublease, to perform such inspections or to make such repairs as Landlord deems advisable or necessary, to comply with Landlord's obligations hereunder or under the Prime Lease, to perform work with respect to the remainder of the Prime Lease Premises and (within the last year of the Sublease term) to exhibit the Premises.

24.      GOVERNING LAW

         This Sublease shall be construed and interpreted in accordance with the laws of the State of California.

25.      INTEREST ON UNPAID RENT

         All installments of Base Rent, Additional Rent and all other charges which are not paid within five (5) days after the date when due shall bear interest from the date due until paid, at a rate equivalent to the lesser of 5% over the Prime Rate, or the maximum rate permitted by law.

26.      HOLDOVER

         If Tenant holds possession of the Premises after the Expiration Date or sooner termination of this Sublease, Tenant shall become a tenant at sufferance on a day-to-day basis upon the terms specified herein at 200% of the then existing Base Rent, Additional Rent and other charges. In addition, Tenant shall be responsible for any and all damages suffered by Landlord, including, without limitation, damages or costs resulting from actions initiated by third parties (including the Prime Landlord) as a result of said holding over. Such tenancy shall not constitute a renewal of this Sublease.

27.      NOTICES

         Any notice, statement, certificate, consent, approval, disapproval, request or demand required or permitted to be given in this Sublease shall be in writing and delivered by hand, by Federal Express next business day delivery (or other comparable commercial courier night business day delivery service), or sent by United States mail, registered or certified, postage prepaid, addressed, as the case may be:

         To Landlord at the following address:

         Global Associates, Ltd.
         7600 Leesburg Pike
         West Building
         Falls Church, Virginia 22043-2004

         with a copy to:

         Holland & Knight LLP 2100 Pennsylvania Avenue, N.W.
         Suite 400
         Washington, D.C. 20037
         Attn:    William Mutryn, Esq.

         and to Tenant, at the Premises.

         Either party by notice to the other may change the place where notices are to be sent or delivered. In no event shall notice have to be sent on behalf of either party to more than two (2) persons. Mailed notices will be deemed served three (3) business days after mailing certified or registered mail properly addressed with postage prepaid, provided the same are received in the ordinary course of business.

28.      LANDLORD'S AND TENANT'S POWER TO EXECUTE

         Landlord and Tenant each covenants, warrants and represents that it has full power and proper authority to execute this Sublease.

29.      ENTIRE AGREEMENT

         This Sublease contains the entire agreement between Landlord and Tenant and can be changed only by a signed agreement.

30.      CONSENT TO SUBLEASE BY PRIME LANDLORD

         This Sublease shall be contingent upon and shall not become operative unless and until the Prime Landlord has given to Landlord its consent hereto. Landlord shall not be responsible for the failure of the Prime Landlord to consent to this Sublease or the failure or refusal of Prime Landlord to grant any consent of Prime Landlord required by this Sublease or the Prime Lease. Should the Prime Landlord not grant its consent to this Sublease within thirty
(30) days from the date hereof, Landlord and Tenant shall be released from all obligations with respect hereto and neither shall have any further rights at law or in equity with respect to this Sublease. It is hereby acknowledged by the parties that Prime Landlord's consent to this Sublease shall not make Prime Landlord a party to this Sublease, shall not create any contractual liability or duty on the part of Prime Landlord and shall not in any manner increase, decrease or otherwise affect the rights and obligations of Prime Landlord and Landlord, as lessor and lessee, with respect to the Prime Lease Premises.

31.      BINDING EFFECT

         The submission of this document for examination and negotiation does not constitute an offer to sublease or a reservation of, or option for, the Premises and Tenant shall have no right to the Premises hereunder until the execution hereof by both Landlord and Tenant. Once fully executed, all the covenants, agreements and undertakings in this Sublease contained shall extend to and be binding upon the legal representatives, successors and assigns of the respective parties hereto, the same as if they were in every case named and expressed, but nothing herein shall be construed as a consent by Landlord to any assignment or subletting by Tenant of any interest of Tenant in this Sublease.

32.      MISCELLANEOUS

         If any provisions of this Sublease shall to any extent be invalid, the remainder of this Sublease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Sublease. This Sublease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Sections contained herein are for convenience only and shall not be considered in construing this Sublease. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant. If two or more parties are named as Tenant herein, each of such party shall be jointly and severally liable for the obligations of the Tenant hereunder, and Landlord may proceed against any one without first having commenced proceedings against any other of them. Each term and each provision of this Sublease to be performed by Tenant shall be construed to be both an independent covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment of Tenant. Except as otherwise set forth in this Sublease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnify Landlord), shall survive the expiration or sooner termination of this Sublease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant's failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Sublease). If any installment of Base Rent or Additional Rent is collected by or through an attorney, or if Landlord shall require the services of an attorney after a breach by Tenant of any of the terms, covenants or conditions of this Sublease, Tenant shall pay to Landlord the reasonable fees of such attorney regardless of whether formal legal proceedings have been commenced.

         IN WITNESS WHEREOF, Landlord and Tenant have each caused these presents to be executed, as a sealed instrument, as of the date first above written.

                                    LANDLORD:

                                    GLOBAL ASSOCIATES, LTD.

Attest: /s/ Cathy Francis           By:/s/ JAMES T. LUNNEY
                                       -------------------------------
                                    Name: James T. Lunney
                                    Title: President SPS


                                    TENANT:

                                    NORRIS COMMUNICATIONS, INC.

Attest: /s/ Cathy Francis           By:/s/ ALFRED H. FALK
                                       -------------------------------
                                    Name: Alfred H. Falk
                                    Title: President

                                    AMERICAN TECHNOLOGY CORPORATION


Attest: /s/ Cathy Francis           By:/s/ ROBERT PUTNAM
                                       --------------------------------
                                    Name: Robert Putnam
                                    Title: President




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